EXHIBIT 10.16

SHAREHOLDERS’ AGREEMENT

This Shareholders’ Agreement (hereinafter, the “Agreement”) is made and entered into this 27th January of 2017. (the “Effective Date”)

BY AND BETWEEN

Synbiotics Limited, a company incorporated and registered under the Laws of India under the provisions of Companies Act, 1956, having its registered office at Sarabhai Campus, Gorwa Road, Vadodara – 390 023 (hereinafter referred to as “Synbiotics” which expression shall, unless repugnant to the context or meaning thereof, be deemed to include its successors, assigns and permitted nominees), of the One part

AND

Co-Diagnostics Inc., a company incorporated under the laws of USA, having its Registered Office at 585 W500S, Suite 210, Bountiful, UT 84010 (hereinafter referred to as “Co-Dx” which expression shall, unless it be repugnant to the context or meaning thereof be deemed to mean and include its successors, assigns and permitted nominees), of the other part

WHEREAS

A. Synbiotics is established in India as a wholly owned subsidiary of Ambalal Sarabhai Enterprises Limited with a special focus on fermentation technology and has technical expertise in the field of testing and manufacturing in India.

B. Co-Dx is established in USA with expertise in molecular diagnostics that has unique patented diagnostic testing technology for DNA testing on PCR technology.

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C Synbiotics and Co-Dx proposes to effectively utilize the core competence of both the companies and synergize their operations to further strengthen their presence in the related market (IVD market in India is expected to be USD 9 billion)by forming a new Joint Venture Company (“JVC”). The purpose of this JVC is to set up a manufacturing location in India. This manufacturing location will manufacture the products for distribution and sale in India initially and, subject to mutual agreement of the parties, later for worldwide markets.

D Synbiotics and Co-Dx have agreed to record the agreement reached with regard to their respective shareholding in the JVC for the purpose of facilitating the development and operation of the JVC and providing a frame – work for the satisfactory relationship between them as the shareholders of the JVC.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT:

1. INTERPRETATION

In this Agreement (including the Recitals), the following words and expressions shall have the following meanings:

1.1 The “Act” shall mean the [Indian] Companies Act, 1956, and [Indian] Companies Act, 2013 as amended or restated from time to time.

1.2 “Affiliates” shall mean , with respect to a Party, any Person which is a direct or indirect holding company or subsidiary of such Party or which directly or indirectly (a) owns or controls such Party, (b) is owned or controlled by such Party, or (c) is under common ownership or control with such Party. For purposes of this Agreement, the terms “control” “controlling” or “controlled” shall mean the power to direct the management, operations, business and/or policies of such Party, and the terms “holding company” and “subsidiary” shall have the meanings ascribed to them under Section 4 of the Act.

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1.3 “Articles” mean the Articles of Association of the JVC to be adopted.

1.4 “Billing Price” shall mean CIF or FOB for sales outside India and shall mean the invoiced price to the distributors for sales within India.

1.5 “Board” means the Board of Directors of the JVC.

1.6 The “Completion Date” means the date on which both the Parties have brought in their equity in the JVC and the entry of the Parties’ names in the JVC’s register as the legal and beneficial owners of 50% and 50%, respectively, of the initial issued and paid‑up equity capital of the JVC, which shall be a date not later than March 31, 2017, unless the Parties jointly decide to postpone such Completion Date.

1.7 “Deadlock” shall mean any situation where at any time from the commencement of commercial operation of the JVC, a matter pertaining to the JVC:

a) has been considered at three consecutive Board meetings of the JVC and the Board is unable to pass the resolution (save where all the Directors vote against the resolution);

b) has been considered at a general meeting of the JVC including any adjourned meeting thereof and that general meeting is unable to arrive at a decision on the matter by reason of disagreement between Shareholders;

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c) is not resolved by reason of an absence of quorum in any three consecutive general or Board meetings (including the adjourned meetings).

1.8 “Force Majeure” shall have the meaning ascribed to it.

1.9 “JVC” means the Joint Venture Company floated by Synbiotics and Co-Dx.

1.10 “Key-employee” shall mean any or several or all of the following employees of the JVC: Chief Operating Officer, Chief Finance Officer and Chief Technical Officer.

1.11 “Material Breach” shall mean either of the following breaches, whether committed by Synbiotics or Co-Dx during the term of this Agreement:

(a) transfer or attempt to transfer its shares in contradiction with the provisions of this Agreement;

(b) any failure to vote or cause its Directors or officers to vote, in such a manner to implement the provisions of this Agreement or in a manner not in compliance with the provisions of this Agreement;

(c) failure to subscribe and pay for its shares in the JVC in accordance with the provisions of this Agreement;

(d) any breach of any obligation contained in Clause 15 hereof;

(e) commission of any act in contradiction with the restrain of competition provided in Clause 16 hereof.

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1.12 “Party” shall mean Synbiotics and Co-Dx when reference is to any one of them individually and when the reference is to more than one of them jointly the word will be “Parties”.

1.13 “Person” shall mean any individual, company, firm, association, trust, or any other organization or entity, including any governmental or political subdivision, ministry, department or agency thereof.

1.14 “Products” shall mean Reagents to be manufactured bythe JVC on transfer of technology for the products by Co-Dx to JVC subject to conditions and at no cost to the JVC, except for reagents for the Zika virus, Dengue and Chikungunya, which are subject to a negotiable royalty on Net Selling Price (NSP).

1.15 “Shareholder” shall mean any shareholder of the JVC from time to time and “Shareholders” means more than one shareholder of the JVC, it being understood that on the date of this Agreement, “Shareholder” or “Shareholders”, shall mean Synbiotics and Co-Dx, individually or collectively, as the case may be

1.16 “Shareholders’ Agreement” or “Agreement” shall mean this agreement.

1.17 Tag Along Sale shall mean sale as described under article 13.5

2. ESTABLISHMENT AND STRUCTURE OF JVC

2.1 Synbiotics and Co-Dx shall incorporate a Joint Venture Company (JVC) to be named “CoSara Diagnostics Ltd” which shall be registered under the said name or such other name as approved by the concerned Registrar of Companies and acceptable to both the Parties.

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2.2 The purpose of the JVC shall be to manufacture and sell the Products in accordance with the terms of this Agreement.

3. INVESTMENT, SHARE CAPITAL AND DEBTS

3.1 Immediately upon signing of this Agreement, the JVC shall be incorporated with initial authorized share capital of Rs. 8 Million (approximately US $ 120,000) divided into 80,000 equity shares of face value of Rs. 100 each. Both Parties shall invest Rs. 4 million to gain 50% of the share capital. This will be 50% to each Party in the JVC.

3.2 The JVC will occupy approx. 2500 sq. ft. of space from Synbioticsfor a period of 2 years with a compensation payable of Rs. 1.8 million per year (approx 28000 USD per year). The compensation will be increased by 10% every year. The space provided will be made available to the JVC throughout the term of this Shareholders Agreement. This will be NEW space created/built by the JVC within the premises of Synbiotics. In order to save costs -certain common areas of existing Synbiotics (specifically QC, Warehouse etc) shall be utilized by the JVC on actual cost basis.The ownership of such buildings and land is and shall always be of Synbiotics .

3.3 Synbiotics and Co-Dx shall hold the equity shares of JVC equally. Any further issue of equity shall be done by mutual agreement and in such manner that the shareholding of both Parties continue to remain equal.

3.4 The initial working capital requirement will be brought in by the JVC Shareholders and later from borrowing from the Banks and financial institutions.

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3.5 Additional financial requirements of the JVC: The Shareholders expressly understand and acknowledge that the JVC may require funds from time to time in addition to its authorized share capital issued in accordance with Clause 3.1 above, in order to conduct its business. In the event the Board reasonably determines that the JVC requires such additional funds at any time, the Board shall procure such financial requirements in the following order of priority:

(a) from the revenue of the Business;

(b) through borrowings from Indian or international banks or financial institutions on commercially reasonable terms and on the basis of security provided by the JVC’s properties and assets without requiring any Shareholder’s guarantee; however if such financing is not available unless one or both Shareholders provide guarantee, such guarantees shall be given by both Shareholders in equal proportions and remunerated on reasonable terms in accordance with then applicable laws;

(c) through borrowings from the Shareholders in accordance with applicable laws at the time of the transaction and on reasonable terms;

(d) where the Board is of the view that financing under Clauses 3.5(b) and 3.5(c) is not available on commercially reasonable terms, the Board may, for reasons to be recorded in writing, require such financing from additional capital contributions of the Shareholders in such aggregate amounts as may be determined from time to time by the Board and made on a pro‑rata basis in such manner that the shareholding of both Parties continue to remain equal.

3.6 In the event of issuance of equity to a third party other than Synbiotics and Co-Dx, the equity will be issued in such a manner that the shareholding of Synbiotics and Co-Dx remains equal and such third party shall be bound by the terms of this Agreement.

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4. CONDITIONS PRECEDENT

This Agreement is conditional upon (a) Synbiotics and Co-Dx receiving necessary clearances and approvals from their respective Board of Directors, Shareholders (if necessary), (b) Synbiotics and Co-Dx obtaining approvals from the Government of India and / or statutory bodies as may be necessary for the establishment of the JVC and for allotment of shares to Synbiotics and Co-Dx wherever necessary, (c) Synbiotics and Co-Dx having agreed to the terms referred to in Clause 8 hereof. Parties will use their best endeavor to complete the formalities as expeditiously as possible before the Completion Date. In case either of the above are not achieved on the Completion Date, this Agreement shall terminate without creating any obligations on either Party save for the obligations contained in Clauses 15 and 20 hereof.

5. ARTICLES OF ASSOCIATION

5.1 To the extent legally permissible, all provisions of this Agreement shall be properly incorporated in the Articles of Association of the JVC.

5.2 It is expressly agreed and confirmed by the Parties that whether or not the Memorandum and Articles of Association of the JVC fully incorporate the provisions hereof or any of them, the Parties’ rights and obligations shall be governed by this Agreement which shall prevail in the event of any ambiguity or inconsistency between the two.

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6. TECHNOLOGY TRANSFER

The technology that will be licensed will include the clinical as well as regulatory expenses required for the JVC to obtain the manufacturing permission in India. The license shall be irrevocable and co-extensive with existence of JVC. Co-Dx shall not charge any fees for such a license. Once the technology has been licensed to the JVC all the manufacturing and manufacturing compliances and GMP responsibilities will be that of the JVC.

It is understood that the validation and regulatory expenses for products described in List – A of Annexure I have already been completed by Co-Dx, or will have been completed prior to the manufacture by the JVC, and available to the JVC at no additional cost and as per the terms of technology license. Provided, however, the sale of reagents for the Zika virus, dengue, and chikungunya are subject to a negotiable royalty on NSP. The products listed in List A will form the basis of initial sales as described in Annexure – II. It is understood that regulatory and validation costs for the project mentioned in List B of Annexure IIwill be undertaken by the JVC on a case by case basis.

7. SET UP EXPENSES

The set up expenses to be done for the JVC upto Completion Date shall be done using the good offices of Synbiotics and its affiliates and will not be charged to the JVC. Similarly cost related to the technology license shall be borne by Co-Dx.

8. MARKETING AND DISTRIBUTION

Marketing and Distribution of the Products shall be undertaken by JVC as per the business plan and market conditions. The business plan prepared on the basis of market survey undertaken by CoDX is annexed at Annexure 2 to this Agreement . Initial marketing and distribution shall be undertaken on the basis of the said plan.

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9. RECRUITMENT OF EMPLOYEES

9.1 JVC shall employ such number of personnel as may be required for the conduct of its business.

9.2 Only those persons whose appointment is unanimously approved by the Board of Directors of JVC shall be appointed as Key-employee/s. Their respective powers shall be delegated by the Board in accordance with Clause 10 hereof.

9.3 Synbiotics and its affiliates will provide services to the JVC that include besides the COO services - the responsibilities of Finance & Accounts, Secretarial and HR, Legal, Liaison etc. which will be charged at Rs. 400,000 (approx USD 6000) per month with full disclosure of the services offered.Such charges shall be increased by 10% every year. The other services will be charged at Rs. 75,000 (approx USD 1100) per month is arrived at on an assumption that services of 4 no of employees of Synbiotics would be utilized for JVC for approx 4 hours every working day. In case man power to be provided by Synbiotics to JVC is required to be increased, either in terms of number of employees or working hours, the charges to be paid to Synbiotics would be increased proportionately.

Co-Dx will be placing certain of its equipment specifically PCR machine in the JVC and the charge as and when negotiated will become payable to Co-Dx.

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10. BOARD OF DIRECTORS AND MANAGEMENT

10.1 (a) The Board of the JVC shall consist of four (4) directors to whom, Synbiotics shall be entitled to nominate/designate two (2) directors and Co-Dx shall be entitled to nominate / designate two (2) directors. In the event of increase in the number of Directors, Synbiotics and Co-Dx shall be entitled at any time to nominate equal number of directors. The Directors so appointed shall not be liable to retire by rotation nor be subject to any election.

(b) A vacancy on the Board of Directors shall be filled in as follows;

(i) In case of a director who was nominated / designated for appointment by Synbiotics vacating his office as a director, the Person to be appointed to fill the vacancy shall be one nominated / designated by Synbiotics.

(ii) In the case of director who was nominated / designated for appointment by Co-Dx vacating his office as a director, the Person to be appointed to fill the vacancy shall be one nominated / designated by Co-Dx.

(c) Synbiotics or, as the case may be Co-Dx shall be entitled to remove any of its appointees as directors by addressing a written communication in that behalf to the Board of Directors of the JVC and the Parties hereto and to appoint a replacement in such vacancy and the Board shall immediately take steps to implement such communication in that behalf. No Director shall be removed under any circumstances without the express prior written approval of the Party nominating him.

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(d) Synbiotics or, as the case may be Co-Dx shall be entitled to recommend the appointment of alternate director/s in the event that the director/s appointed or nominated / designated by Synbiotics or as the case may be Co-Dx is/are unable to attend the meetings of the Board of Directors. The Board of Directors shall accept such recommendation and appoint these alternate directors. An alternate director shall be entitled to receive notices of meetings or the directors and of any committee of the directors thereof and shall be entitled to attend and vote as a director.

10.2 (a) No meeting of the Board shall be held unless at least thirty (30) business days written notice has been given to each of the Directors, at their address in India or abroad, or by shorter written notice if all Directors entitled to vote accord their consent thereto in writing, and a quorum is present in accordance with Clause 10.2(c) hereof.

(b) In the meetings, only such agenda will be placed as is specified in the notice to the Directors and the agenda shall not be changed in any manner unless prior approval of at least one Director appointed by each Party hereto is obtained.

(c) The Parties agree that a valid quorum for the purposes of any meeting of the Board shall require the presence of at least one nominee of each Party. Provided that, if a valid quorum is not present at any meeting of the Board due to the absence of all the nominees of any one Party (“Absent Party”) the meeting shall stand adjourned by seven (7) business days. If at such adjourned meeting also a valid quorum is still not present due to the absence of all the nominee directors of the Absent Party, the meeting shall stand adjourned again by three (3) business days, and in absence of a quorum at such adjourned meeting due to the continued absence of the representative of the Absent Party, Clause 14 shall apply.

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(d) Subject to the provisions of the Act, a resolution shall be deemed to have been passed by circulation if the same was circulated in writing along with all the necessary papers, if any, to all the directors whether in India or abroad, and the same is signed by all the directors. If applicable laws do not permit the enforceability of this provision, then no resolution shall be passed by circulation.

(e) Board meetings may take place in person or through video conferencing or other audio visual means as permission under the Act.

10.3 The Chairman and Co- Chairman of the Board shall be appointed on a rotational basis for a period of two (2) years each. When the Chairman is nominated by Synbiotics, the Co-Chairman shall be nominated by Co-Dx and vice-a-versa. The first Chairman shall be nominated by Co-Dx and the Co-Chairman shall be nominated by Synbiotics. In case of absence of the Chairman appointed as above at any of the Board meetings, the Co-Chairman shall hold office of the Chairman at such meeting.

10.4 The Chairman at any Board or Shareholder’s meeting shall not have any additional vote or casting vote or second vote in any such Board or Shareholders meeting.

10.5 The meeting of the Board of Directors shall be held at least once in every three months and at least four such meetings shall be held in every year.

10.6 There shall be a Chief Operating Officer (COO) of JVC to be jointly selected by both the Parties and he/she shall work under the overall supervision, direction, control and as the case may be delegation, of the Board of Directors of the JVC. The appointment of COO shall be on such terms as approved by the Board. If either of the two Parties is not satisfied with the performance or conduct of the COO the chairman / Vice–Chairman of the party concerned will recommend by a confidential note the termination of his/her services to the Chairman/Vice – Chairman of the other Party and the Chairman / Vice–Chairman of both Parties shall, within next 30 days try to come to a mutually accepted decision failing which the party seeking removal of COO shall intimate the Board of Directors of its desire to remove the COO and the Board shall accept the recommendations and terminate the services of the COO forthwith.

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The COO shall be vested with adequate responsibilities and authority to enable him/her to conduct the day to day management and operation of the JVC effectively.

10.7 Nothing contained in 10.6 shall apply to the employees of Synbiotics whose services are made available to JVC as per clause 9.3 hereinabove.

10.8 The Management of the JVC during the initial period will be done with Mr. Anurag Mehta who is an employee of Synbiotics but will also perform the role of Chief Operating Officer (COO) of the JVC and will be subject to the Management articles described hereunder.

11. POWERS OF THE BOARD AND STRATEGIC MATTERS

11.1 The Board shall exercise final authority with respect to the business of and conduct of its affairs by the JVC, and the management, operations and policies of the JVC. All decisions, actions and resolutions of the Board not involving a Strategic Matter (as defined below) shall be adopted by the majority vote of a simple majority of the members of the Board present at the meeting.

11.2 No decision, action or resolution of the Board shall be passed for any of the following matters (herein referred to as “Strategic Matters”) except with the unanimous consent of all Directors nominated / designated by both Synbiotics and Co-Dx:

a) To approve and recommend to the Shareholders any matter requiring a special resolution to be taken by the Shareholders;

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b) To increase or reduce number of directors of the JVC;

c) Approval and/or variation of the terms of or termination of any agreement, contract or arrangement, which relate to an amount in excess of Rs. 1 million (Rupees One Million), to which the JVC is a Party;

d) approval and/or any variation of the corporate policy concerning signatories to the JVC’s bank accounts;

e) To appoint auditors and fix their remuneration, remove an auditor and appoint in his place another auditor;

f) To declare dividends including interim dividends;

g) Capital expenditure (not covered by an annual expenditure budget approved by the Board in accordance with the procedure herein laid down);

h) Disposal of tangible or intangible assets of the JVC not covered by the annual budget approved by the Board in accordance with the procedure herein laid down;

i) Any liquidation or merger or amalgamation or reconstruction of the JVC in any manner or any arrangement with its creditors;

j) Undertaking of any commercial activity unrelated to the activity envisaged in Clause 2.2 herein;

k) To approve the annual budget of the JVC and plan for long term business strategies;

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l) To change the registered office of the JVC;

m) Granting or obtaining of any technology or know-how rights by the JVC;

n) Increase / decrease in transfer pricing of the products purchased by the JVC from any Party;

o) Approval of any aggregate indebtedness or borrowing of the JVC, including creation of any contingent liability (including, by way of example, any guaranty or indemnity), otherwise than in the normal course of business;

p) Giving loans, advances, guarantees or providing any security to any entity or approval of any lien, pledge or charge on any assets of the JVC otherwise than in the normal course of business;

q) Making inter corporate investments;

r) Sale of whole or part of the business or undertaking of the JVC, except in such circumstance that control of JVC is sold to a third party as per Article __13.5_ hereof ( Tag Along Sale) ;

s) Substantial expansion or diversification of the JVC or cessation of any material business operation of the JVC;

t) Amalgamation, re-construction and/or winding up of the JVC;

u) The application for registration of any intellectual property rights in any country on behalf of the JVC, or the execution of any agreement with a third party related to intellectual property rights, whether registered or not, and including but not limited to know-how, patents and trade marks;

v) Increase / Decrease in share capital;

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w) Appointment, terms of appointment and delegation of powers to any of the Key-employees and generally, granting or termination of a power of attorney in favour of any Director, officer or employee of the JVC or any third Person or any variation of the terms thereof;

x) Commencement of a lawsuit or other proceedings in relation to the JVC or its business or assets or the settlement of any lawsuit or proceeding in an amount in excess of Rs. 1 million (Rupees One Million).

12. TRANSFER OF SHARES

12.1 Otherwise than in accordance with the following provisions of this Clause Synbiotics or Co-Dx shall not:

12.1.1 Sell or transfer any of its shares except in case of Tag Along Sale ; or

12.1.2 Enter into any agreement or arrangement in respect of the votes attached to its shares; or

12.1.3 Pledge the shares to any entity other than banks or financial institutions before informing the same to other party and such pledge shall contain an express provision that the rights of pledge, transfer or sale shall be subject to share transfer provisions contained in this Agreement.

12.1.4 Agree, whether or not subject to any conditions precedent or subsequent to do any of the foregoing.

12.2 Synbiotics, or Co-Dx shall not be entitled to sell / transfer or otherwise dispose of any of the shares held by it in the JVC except in accordance with the provisions of this Clause. Any transfer or disposal of shares in the JVC in violation of this Clause 12 shall be null and void, shall not be binding upon the JVC and the Board shall refuse to register the transfer of such shares.

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12.2.1 If at any time after three years from the Completion Date (hereinafter referred to as “Lock-In Period”), which is in consonance with the time for return on investment as estimated by the Parties in the initial business-plan but may be reduced with prior written approval of both Parties in case the return on investment happens to be faster than foreseen, and save as in cases of transfer of shares in pursuance to termination of this Agreement, resolution of a deadlock situation in accordance with the terms of this Agreement, or in case of Tag Along Sale , Co-Dx or as the case may be Synbiotics (hereinafter and for the purpose of this Clause called “the Offeror”) desire to transfer all, and not less than all, of its shares held by it in the JVC to any Person, it shall offer such shares in writing in the first instance to the other Party (hereinafter and for the purpose of this Clause called “the Offeree”) at the price expected to be received from a bona fide third party purchaser. The Offeree shall have a right of first refusal, whereby it shall be entitled to purchase, either directly or through any of its Affiliates, all and not less than all of, the shares offered or reject such offer within a period of sixty (60) days from the date of receipt of the offer. If the Offeree does not convey its acceptance in writing to the Offeror within sixty (60) days as aforesaid, the offer shall be deemed to have been rejected by the Offeree.

12.2.2 Only if such offer is rejected or is deemed to have been rejected by the Offeree,shall the Offeror be entitled to sell all of its shares in the JVC to any other Person/s, provided that (i) the offer price shall not be lower than the price at which the shares were offered to the Offeree as aforesaid, nor shall the terms of sale be better than the terms offered to the Offeree as aforesaid, (ii) such purchasing third party shall be obliged to execute a deed of adherence, agreeing to be bound by the provisions of this Agreement and to assume such of the rights and obligations of the Offeror hereunder as they relate to such purchasing third party as the holder of the shares being so transferred, and (iii) any such purchasing third party purchasing the Offeror’s shares is bound to purchase the other Party’s shares at the same price and under the same terms, if the other Party is so willing. Such sale in favor of any third party shall be completed within a period of ninety (90) days from the date of actual or deemed rejection by the Offeree, failing which the entire process will have to be repeated.

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12.2.3 No Shareholder shall be entitled to sell, transfer or otherwise enter or attempt to enter into any of the transactions referred to in Clause 12.1 above during the Lock-In Period, except in case of Tag Along Sale, in cases of transfer of shares in pursuance to termination of this Agreement.

12.2.4 Notwithstanding the above, each of the Shareholders shall be entitled to transfer at any time all and not less than all, of the Shares for the time being held by it to any of its Affiliate or to the other Party to this Agreement (Synbiotics or Co-Dx as the case may be) or any of its Affiliates, and the right of first refusal as aforesaid shall not apply in case of such a transfer.

12.2.5 The procedure above shall not apply in case where both Parties to this Agreement sell their respective shares together and at the same time.

13. VOTING

13.1 In order to protect the mutual interest of both Synbiotics and Co-Dx, to secure and ensure to the extent possible stability of the JVC and for the proper and effective implementation of this Shareholders’ Agreement, both the Parties agree and undertake to each other the following:

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13.2 Each of the Parties hereto agree to exercise its voting rights in the JVC and to take such steps as for the time being lie within its power to ensure that the JVC observes and performs the provisions of this Agreement and is managed in the manner provided herein.

13.3 At all times during the term of this Agreement, each of the Parties hereto ensure and cause their representatives to be elected as Directors on the Board and also ensure and cause such Directors to approve at Board’ meetings resolutions which are in consonance with and compliance of the terms of this Shareholders’ Agreement and to refrain from voting on resolutions which are not in consonance with and compliance of the terms of this Shareholder’s Agreement. The forgoing notwithstanding, Directors shall be free to vote on any matters of business in their sole discretion including, but not limited to (1) capital budgeting; (2) approval of annual operating budgets; (3) approval of capital calls; and (4) expansion of business lines and products as long as such matters do not form part of Strategic Matters listed in Clause 11.2.

13.4 Synbiotics, or as the case may be Co-Dx, shall attend (either in person or through proxy given to a duly authorized representative or proxy) the general meeting and any adjournment thereof and shall exercise their entire voting rights (including of a show of hands or poll) to approve resolutions, which are in consonance with and compliance of the terms of this Shareholders’ Agreement, and to refrain from voting or approving such resolutions which are not in consonance with and compliance of the terms of this Shareholder’s Agreement. The forgoing notwithstanding, Directors shall be free to vote on any matters of business in their sole discretion including, but not limited to (1) capital budgeting; (2) approval of annual operating budgets; (3) approval of capital calls; and (4) expansion of business lines and products as long as such matters do not form part of Strategic Matters listed in Clause 11.2.

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13.5 Tag Along Sale

If at any time within a period of four years after the Completion Date, Co-Dx shall receive an offer to purchase Co-Dx, including the business and operations of the JVC, and Co-Dx desires to accept such an offer, Synbiotics agrees to vote in favour of accepting such offer as long as Synbiotics shall receive an amount equal to or greater than the capital invested by Synbiotics plus an average annual return on investment, rate of return being greater than 50% or 1 million USD whichever is higher.Valuation of the JVC for purposes of calculating Synbiotic’s share of the purchase price shall be determined by a fairness opinion rendered by an internationally recognized investment bank or one selected jointly by Co-Dx and Synbiotics, , who shall act as an independent valuer and not as an arbitrator and whose decision in that regard shall be final, binding and conclusive on the Parties. Co-Dx agrees to pay for the fairness opinion.

13.6 Both Parties agree and undertake to each other to do all acts, deeds, matters and things and execute all such further documents as may be necessary or desirable in order to give effect to all intents and purpose of this Shareholder’s Agreement at all general meetings and Board Meetings of the JVC.

13.7 In the event of equal votes being cast on any resolution in any meeting of the Board of Directors, General Meeting or Extra ordinary General Meeting, and at such meeting reconvened seven (7) calendar days later, the Parties shall continue the business in the same manner as before the vote until the parties jointly agree to move forward in accord.

14. DEADLOCK In the case of deadlocked voting by the Directors the parties agree to continue the business in the same manner as before the deadlocked vote until the parties jointly agree to move forward in accord.

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15. CONFIDENTIALITY AND INDUSTRIAL PROPERTY RIGHTS

15. 1 Confidentiality

(a) All information of all types relating to the Products, whether written or oral or in any other form, whether on tangible or intangible support, including without limitation information pertaining to the formulations, business strategy, manufacturers, plant drawings and/or the manufacturing know-how (collectively, “Confidential Information”), disclosed by either Party or by any of its Affiliates (the “Disclosing Party”) to the other Party or to any of its Affiliates, directors, officers, employees or agents (either of them, individually or collectively, the “Recipient”) shall be kept strictly secret and confidential, shall not be duplicated and shall not be disclosed to any Person except to the extent that any such disclosure is necessary in connection with the performance of this Agreement. The Recipient further agrees that it shall not use, nor permit its Affiliates to use, any Confidential Information for any purpose whatsoever except in the manner expressly provided or contemplated in this Agreement. The Recipient shall take adequate security and precautionary measures to effect compliance with this Clause by its directors, officers, employees, agents and Affiliates who are given access to Confidential Information. The procedures for the handling and safeguarding of Confidential Information within the JVC shall be determined from time to time by the Board.

(b) Any information provided by the Disclosing Party shall not be deemed to be Confidential Information to the extent that:

(i) such information becomes generally available in the public domain other than as a result of unauthorized disclosure by the Recipient, its Affiliates or by Persons to whom such Recipient has made the information available;

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(ii) such information has been released without restriction by the Disclosing Party or any of its Affiliates to another Person; or

(iii) such information can be shown by written documentation to have been received by the Recipient on a non‑confidential basis, prior to receipt from the other Party or any of its Affiliates, from a third Person lawfully possessing and lawfully entitled to disclose such information, provided that the Recipient shall promptly return any document or other tangible source of information which was disclosed to it.

(c) In the event that the Recipient or any of its Affiliates, directors, officers, employees or agents are requested or required (by court or administrative order, or by deposition, interrogatories, requests from information or documents in legal proceedings) to disclose any Confidential Information, the Recipient will provide the Disclosing Party with prompt written notice of any such request or requirement so that such Disclosing Party may seek a protective order or other appropriate remedy to prohibit or limit such disclosure. If, in the absence of a protective order, the Recipient or any of its Affiliates, directors, officers, employees or agents are nonetheless, in the written opinion of legal counsel, legally compelled to disclose Confidential Information, such Recipient or such Affiliate, director, officer, employee or agent may, without liability hereunder, disclose such portion of the Confidential Information which counsel advises is legally required to be disclosed. The Recipient, or such Affiliate, director, officer, employee or agent shall advise the Disclosing Party of the Confidential Information disclosed and the Person to whom it is disclosed, and upon request of the Disclosing Party, shall provide the Disclosing Party with a copy of the legal opinion regarding the disclosure of such Confidential Information.

(d) Unless prior waived in writing, the Disclosing Party shall in all circumstances retain the exclusive ownership of the Confidential Information disclosed to the other Party or its Affiliates.

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15.2 Industrial Property Rights

15.2.1 Ownership of Industrial Property Rights

(i) It is agreed that industrial property rights vested in the JVC by either of the Party or its Affiliates (hereinafter the “Transferor”), for the conduct of the JVC’s business in accordance with this Agreement (hereinafter the “Industrial Property Rights”), whether registered or not, shall continue to remain the property of such Transferor, notwithstanding the use thereof by and on behalf of the JVC during the course of the business of the JVC, and neither the JVC nor the other Party or its Affiliates shall claim any Industrial Property Rights or challenge the Transferor’s exclusive ownership of such Industrial Property Rights.

(ii) Any Improvement of the Industrial Property Rights, whether registered or not, will be deemed to be retrospectively the exclusive Industrial Property of the Transferor. For the purpose of this Clause, “Improvement” shall mean any alteration, up-gradation and enhancement to the Industrial Property Rights which may be made either by the JVC or the Transferor, to the extent such alteration, up-gradation and enhancement does not embody a method, process, data or formula fundamentally different and/or detachable and autonomous from that developed originally by the Transferor.

(iii) Any new process, know-how, formula, data, etc, which may be developed by the JVC and is not an Improvement of any Industrial Property Right prior vested in the JVC by any of the Parties or its Affiliates (hereinafter, the “New Industrial Property Rights”), shall remain the exclusive Industrial Property of the JVC and neither of the Parties or their respective Affiliates shall claim any Industrial Property Rights or challenge the JVC’s exclusive ownership of such New Industrial Property Rights. The JVC may license such rights to either of the Parties or their Affiliates, subject to such terms and conditions to be discussed in good faith between them.

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15.2.2 Infringement or unlawful use

In the event of any infringement or unlawful use by any Person, on the territory of the Republic of India, of any Industrial Property Right owned by the Transferor, the provisions therein shall fully apply:

The JVC and/or the other Party as the case may be, shall promptly inform the Transferor if it becomes aware of any infringement, misappropriation or misuse (actual or suspected) of any Industrial Property Right by any Person.

Upon any such infringement, misappropriation or misuse coming to its notice, such Transferor shall determine whether any action to prevent such infringement is necessary or advisable, and if the JVC has suffered a damage distinct from the damage suffered by the Transferor, then the JVC shall be entitled to participate to such action, at the JVC’s sole cost and expense and subject to decision taken by the Board in conformity with Clause 11.2 hereof.

The Transferor shall be entitled to all the compensations and damages related to the infringement or unauthorized use of its Industrial Property Rights that may be recovered from such action and the JVC shall be entitled to all the compensations and damages related to its own damage as judicially settled.

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In any case, the Parties undertake to fully cooperate, and cause the JVC to cooperate, in any procedure or measure to be taken in order to protect the other Party’s rights and interests.

16. RESTRAIN ON COMPETITION

During the term of this Agreement, Synbiotics and Co-Dx undertake that neither Synbiotics and / or Co-Dx nor any of their respective Affiliates will, directly and/or indirectly, with respect to any good or product identical or similar to or competing with the Products, including but not limited to any good or product containing the same set of active ingredients as those contained in the Products manufactured by the JVC, and generally, any good or product manufactured by the JVC during the term of this Agreement:

-    manufacture, or attempt to manufacture, in India, such goods or products,

-    sell, or attempt to sell, in India, such goods or products without prior approval from the JVC

Both Synbiotics and Co-Dx will ensure that other activities undertaken by either of them promote rather than impede the development of JVC. If the marketing of a good or a product by any Affiliate of either Synbiotics or Co-Dx is likely to compete directly with goods or products marketed by the JVC, the Parties shall endeavor to find suitable solution / devises to minimize the negative effect on the JVC, if any.

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17. TERM / TERMINATION

17.1 Mutual termination. This Agreement shall automatically terminate if (a) the Parties agree to terminate the Agreement in writing; (b) the JVC is dissolved, liquidated or wound up under applicable law; (c) any Shareholder acquires the entire issued equity capital of the JVC; or, (d) upon the Deadlock not being resolved and both Parties deciding to terminate this Shareholders’ Agreement and proceeding for winding up of the JVC by making a joint application to that effect or dispose of the JVC to an outsider.

17.2 Either Party hereto shall be entitled to terminate this Agreement forthwith upon the happening of any of the following events;

17.2.1 Upon the other committing any Material Breach of the terms and conditions and stipulations hereof to the extent that proper fulfillment of the Agreement is jeopardized to such degree that the other Party can no longer be expected to adhere to this Agreement, and failure of the defaulting Party, continues for not less than 60 days, after receipt by it of a written notice from the other Party requiring it do so;

17.2.2 Upon the other Party going into liquidation, voluntary or otherwise;

17.3 No waiver of antecedent breach and no grant of time and indulgence shall prejudice any subsequent right to terminate this Agreement.

17.4 Effects of termination.

17.4.1 On the termination of this Agreement, for whatever reason thereof, the Parties hereto shall refrain from any acts, indications, publicity or advertisements which may mislead any third party into the belief that the Parties hereto still maintain business relationships with each other with reference to the JVC and neither Party hereto shall commit any act detrimental to the business or reputation of the other or the JVC.

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17.4.2 In case of termination, for whatever reason thereof, and if the parties shall agree that the business is to be continued by the non-breaching party, any guarantee, if any, given by the outgoing Party shall be substituted by a guarantee to be furnished by the remaining Party and such remaining Party shall be responsible for finding fresh acceptable guarantor and for relieving the outgoing Party.

17.4.3 In case of termination, for whatever reason thereof, any loan, if any, granted by the outgoing Party to the JVC, shall be immediately reimbursed to such outgoing Party, unless the remaining Party agrees otherwise.

17.4.4 The JVC shall within fifteen (15) days from the date of termination of this Agreement, for whatever reason thereof, immediately and effectively cease to use any elements of the outgoing Party’s name and/or trademark, and/or generally any intellectual property right owned by such outgoing Party.

18. PROFIT SHARING

18.1 The Parties shall share the annual profits after tax of the JVC and shall distribute any dividends of the J VC in the following ratios:

Profit Level	Co-Dx Share	Synbiotics Share
Up to $1,000,000	50%	50%
$1,000,000-$2,000,000	60%	40%
$2,000,000-$3,000,000	70%	30%
Above $3,000,000	80%	20%

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The aforesaid ratio is illustrated as under (for a profit level of $ 4,000,000 :

Profit Level	Co-Dx Share	Synbiotics Share
$1,000,000	$500,000	$500,000
$1,000,000-$2,000,000	$600,000	$400,000
$2,000,000-$3,000,000	$700,000	$300,000
$3,000,000-4,000,000	$800,000	$200,000
Total	$2,600,000	$1,400,000

The aforesaid Profit Sharing ratio shall apply for a period of 15 years from the Completion Date. Thereafter the Profit Sharing ratio shall become 50:50 unless otherwise agreed in writing by the Parties with mutual consent.

19. MISCELLANEOUS PROVISIONS

19.1 Assignment: The rights and obligations under this Agreement are personal and shall not be assignable to any third party without the prior written consent of the other Party.

19.2 Entire Agreement: This Agreement, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof.

19.3 Non – Waiver : No failure on the part of either Party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or future exercise thereof or the exercise thereof or the exercise of any other right. The remedies herein are cumulative and not exclusive of any remedies provided by law.

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19.4 NOTICES

All notices, reports and communications permitted or required by this Agreement shall be in writing and shall be deemed to have been given on the date of delivery or transmission if personally (with confirmation or receipt) or by e-mail, facsimile, certified or registered mail, return receipt requested, postage prepaid, addressed to the other party. Unless otherwise expressly indicated herein, the addresses of the Parties for the purpose of giving notice are as follows;

To Co-Dx :

To the attention of: Dwight H. Egan

585 W500S, Suite 210, Bountiful, UT 84010

Tel : +1 (801) 683 8994

Fax : +

Email:d.egan@codiagnostics.com

With a copy to :

Reed L Benson, esq.

4049 S. Highland Drive

Salt Lake City, Utah 84124

reedb0607@gmail.com

To Synbiotics :

To the attention of: Mr. Mohal Sarabhai

Asence House, Gorwa Road Vadodara 390 023, INDIA

Tel : + 91 265 2283178, 2283179

Fax : + 91 265 2280183

Email: msarabhai@asence.com

19.5 Severability: Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or enforceability without invalidating the remaining provisions hereof of affecting the validity or enforceability of such provisions in any other jurisdiction.

19.6 Specific Performance: The Parties hereto shall be entitled to specific performance of the terms of this Agreement including the obligations contained in the Clauses 10, 11 and 13 as to the exercise of voting rights.

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19.7 Force Majeure. No Party shall be liable for non‑performance or delay in performance of any obligation stipulated in this Agreement if such non‑performance or delay is caused by Force Majeure. Any Party affected shall give prompt notice together with any notice or information it has received regarding the Force Majeure event to the other Parties advising of the occurrence and effects of the event of Force Majeure and shall use all reasonable efforts to minimize any adverse consequences resulting from the event of Force Majeure. The use of reasonable efforts to minimize adverse consequences shall not require the settlement of strikes, lockouts or other labor difficulties by a Party on terms contrary to its wishes. For the purposes of this Clause, "Force Majeure" shall mean any order, regulation or written directive of any governmental authority which has jurisdiction over the activities of any Party; any insurrection, riot, war, (whether declared or not), civil war, revolution, acts of piracy, acts of sabotage; boycotts, strikes and lock‑outs of all kinds, go‑slows, occupation of factories and premises, and work stoppages which occur in the facilities of the Party seeking relief; any explosions, fires, floods, earthquakes, or other natural disasters; or any other cause beyond the reasonable control of the affected Party.

19.8 Relationship: Nothing in this Agreement shall constitute or be deemed to constitute either Party as the legal representative or agent of the other, nor shall either Party have the right or authority to assume, create or incur any liability or any obligation of any kind, expressed or implied, in the name of or on behalf of the other Party.

19.9 Headings: Article, Clause and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any purpose.

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19.10 Counterparts: This Agreement shall be executed in counterparts, each of which when executed and delivered shall be an original and all of which when taken together shall constitute one and the same instrument.

19.11 Amendment: Except as otherwise provided expressly herein no modification, amendment or supplement to this Agreement shall be effective for any purpose unless in writing and signed by all the Parties hereto.

20. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of India

21. ARBITRATION:

All disputes arising between the Parties as to the construction meaning or effect of any terms or conditions of this Agreement or matter arising or connected or incidental to this Agreement or termination thereof shall be settled by referring the same to Arbitration only. The Arbitration shall be referred to the Singapore International Arbitration Center (“SIAC”) and conducted in Singapore in accordance with the Rules of the SIAC, unless decided otherwise by both the Parties before submission of the request for arbitration. The language of Arbitration shall be English.

The Parties shall agree on a sole arbitrator and if they fail to do so within 30 days of the dispute or the difference then each of the Parties, as long as they are two, shall each nominate an arbitrator and the two arbitrators so nominated shall choose the third arbitrator who shall serve as the Chairman of the arbitral panel. In case the Parties are more than two, the arbitrators shall be nominated in accordance with the Rules of the SIAC. The Parties shall continue to fulfill their obligations under this Agreement pending the final resolution of the dispute and the Parties shall not have the right to suspend their obligations under this Agreement by virtue of any dispute being referred to Arbitration.

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The parties in dispute expressly understand and agree that the arbitral award shall be the sole, exclusive, final and binding remedy between them regarding any and all disputes presented to the arbitral tribunal. Each Party hereby expressly waives any and all rights that such Party may have with respect to a judicial review of the award in the courts of any country. Application shall be made to any court having jurisdiction over the party in dispute (or its assets) against whom the award is rendered for a judicial acceptance of the award and an order of enforcement. Each Party acknowledges and agrees that this agreement and any award pursuant hereto shall be governed by the 1958 New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

SIGNED AND DELIVERED BY Synbiotics Limited though its Authority Signatory: Mohal Sarabhai Managing Director
SIGNED AND DELIVERED BY Co-Diagnostics Inc.though its Authority Signatory / Constituted Attorney:

Witness:

1.

2.

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ANNEXURE – I

Molecular Diagnostic Tests

List of Products - A

1	Tuberculosis
2	Drug Resistance Tuberculosis
3	Hepatitis B
4	Hepatitis C
5	Malaria
6	Dengue
7	HIV

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List of Products – B

1	Zika
2	Chikungunya

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